As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-210992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3ASR REGISTRATION STATEMENT NO. 333-210992

UNDER

THE SECURITIES ACT OF 1933

C. R. Bard, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-1454160
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

730 Central Avenue

Murray Hill, New Jersey 07974

(908) 277-8000

(Address of principal executive offices)

Samrat S. Khichi

C. R. Bard, Inc.

730 Central Avenue

Murray Hill, New Jersey 07974

(Name and Address of Agent for Service)

(908) 277-8000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were registered but unsold under the above referenced registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and an “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by C. R. Bard, Inc. (the “Registrant”), deregisters any securities remaining unsold under the following Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3ASR (No. 333-210992), filed with the Commission on April 29, 2016, pertaining to the registration of an indeterminate aggregate initial offering price or number of debt securities.

On December 29, 2017, the Registrant was acquired by Becton, Dickinson and Company, a New Jersey corporation (“BD”), pursuant to the Agreement and Plan of Merger, dated as of April 23, 2017 (as amended, the “Merger Agreement”), by and among the Registrant, BD and Lambda Corp., a New Jersey corporation and a wholly owned subsidiary of BD (“Merger Corp”). Pursuant to the Merger Agreement, Merger Corp merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of BD.

As a result of the Merger, the offering of the Registrant’s securities pursuant to the above-referenced Registration Statement has been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but unsold under such Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on December 29, 2017.

C. R. Bard, Inc.

By:	/s/ Gary DeFazio
Name: Gary DeFazio
Title: Vice President and Secretary